HEALTHSAFE AGREEMENT

                                     Between

         BIOSHIELD TECHNOLOGIES, INC., a Georgia Corporation having a place of business at 1380 W. Marietta Street, N.W., Atlanta, Georgia 30318 (herein called "BioShield");
                                       and

         HEALTHSAFE ENVIRONMENTAL PRODUCTS, INC., a South Carolina Corporation having a place of business at 10 Wildhorse Road, Building 8, Hilton Head Island, South Carolina 29926 (herein called "HealthSafe").

1.       Appointment of HealthSafe, Products.

         BioShield hereby grants HealthSafe the exclusive and worldwide rights for the sale of the Product for the end use designated in paragraph 3 of Attachment II "Product Supplement" (hereinafter called "Product").

2.       Obligations of BioShield.

         BioShield agrees:

         a. To supply HealthSafe with HealthSafe's annual requirements of Product as set forth in paragraph 1 of Attachment II, "Product Supplement", and such additional quantities as HealthSafe desires to purchase and BioShield agrees to deliver.

                  b. To cooperate in a reasonable manner with HealthSafe's representatives with regard to sales and service. HealthSafe will reimburse BioShield for direct expenses incurred to provide such assistance.

         c. To make deliveries to HealthSafe or to HealthSafe's customers from various shipping locations maintained by BioShield. All shipping costs will be charged to your account.

                  d. The product shall be a finished product including all packing in accordance with Paragraph IV of Attachment II. The labeling and packaging shall be in accordance with all state, federal and D.O.T. shipping requirements. HealthSafe shall supply all necessary packaging and labeling at its cost.

3.       Obligations of HealthSafe.

         HealthSafe agrees:

         a. To purchase from BioShield Product in the quantities as shown as its Annual Requirements in paragraph 1 of Attachment II, "Product Supplement." If less than 7500 pounds per order is purchased BioShield shall have the right to adjust the price.

         b. To use its best efforts in promoting the sale of Products, to expand the markets, to maintain adequate inventories and effective sales force and to provide prompt delivery service. After the expiration of the third year and each year thereafter, the annual requirement shall be 110% of the previous year's purchases or the previous year's requirement, whichever is greater.

         c. To provide semi-annual sales forecasts and such other reports as BioShield may reasonably request from time to time.

4.       Representation and Warranties.

         BioShield represents and warrants that it has applied for patents for its antimicrobial technology and the product and is in the process of applying for EPA Registrations and that it will prosecute such patents and registration applications for the Product for the Restricted End Use with due diligence and any failure to obtain such registrations shall not give rise to any claims against BioShield for damages. The Products produced by BioShield shall be produced in compliance with all applicable federal, state or local laws, regulations and ordinances pertaining to their production and HealthSafe shall sell products in accordance with federal, state and local laws.

         BioShield represents that it has the production capacity to meet the annual requirements set out in Attachment II.

         The execution of this Agreement by BioShield has been duly authorized by all necessary corporate action of BioShield and constitutes the valid and binding obligation of BioShield. The execution of this Agreement by HealthSafe has been duly authorized by all necessary corporate action of HealthSafe and constitutes the valid and binding obligation of HealthSafe. BioShield represents and warrants that it has the right to offer HealthSafe the exclusive rights set out in Paragraph 1.

         5.       Insurance and Indemnification

         HealthSafe shall at all times maintain in full force and effect, for the benefit of itself and BioShield, general liability insurance coverage on its operations, including broad form vendor's coverage and product liability insurance. Said insurance shall be in the amount of not less than Two Million Dollars ($2,000,000.00) for each accident or occurrence. At the inception of this Agreement and annually thereafter, HealthSafe shall furnish BioShield with a certificate of insurance evidencing that it has such insurance coverage in force. Such insurance policy shall provide the insurance will not be canceled or materially modified except upon thirty (30) days prior written notice to BioShield.

         BioShield shall at times maintain in full force and effect, for the benefit of BioShield and HealthSafe, general liability insurance coverage on BioShield's operations, including broad form vendor's coverage. Such insurance shall be for an amount of not less than Two Million Dollars ($2,000,000,00) for each accident or occurrence. At the inception of this Agreement and annually thereafter, BioShield shall furnish HealthSafe with a certificate of insurance evidencing that BioShield has such insurance coverage in force. Such insurance policy shall provide that insurance will not be canceled or materially modified except upon thirty (30) days prior written notice to HealthSafe.

         HealthSafe shall defend and hold harmless against and from any and all claims made against BioShield based upon, arising out of or in any way related to, (1) the operation or condition of any part of any of HealthSafe's equipment,
(2) HealthSafe's conduct of its business, including representations and warranties beyond those approved by BioShield, (3) HealthSafe's ownership or possession of property, (4) any negligent act, misfeasance or nonfeasance by HealthSafe or any of its agents, contractors, servants or employees and (5) any and all reasonable fees, costs and expenses incurred by or on behalf of BioShield in the investigation of or defense against any and all of the foregoing claims. However, upon HealthSafe's notice to BioShield that HealthSafe has assumed the defense of any legal action or proceeding, HealthSafe shall not be liable to BioShield for any legal or other expense subsequently incurred by BioShield in connection with the defense thereof. BioShield shall provide HealthSafe with prompt written notice upon receipt of any such claim and BioShield shall not settle any such claim without HealthSafe's prior knowledge and consent.

         BioShield shall indemnify and hold HealthSafe harmless against and from any and all claims made against HealthSafe based upon, arising out of, or in any way related to (1) defects in the product formula, processes, or specifications and ingredients furnished by BioShield to HealthSafe, (2) the conduct of BioShield's business, (3) BioShield's ownership or possession of property, (4) any negligent act, misfeasance or nonfeasance by BioShield or any of its agents, servants, or employees, (5) BioShield's breach of any of its representations, warranties or covenants made herein, and (6) any and all reasonable fees, costs and expenses, including without limitation, attorneys' fees incurred by or on behalf of HealthSafe in the investigation of or defense against any and all the foregoing claims. However, upon notice to HealthSafe that BioShield has assumed the defense of any legal action or proceeding, BioShield shall not be liable to HealthSafe for any legal or other expense subsequently incurred by HealthSafe in connection with the defense thereof. HealthSafe shall provide BioShield prompt notice of receipt of any such claim and HealthSafe shall not settle any such claim without BioShield's prior knowledge and consent.

6.       Shipments and Payment.

         Times and amounts of individual shipments will be established by HealthSafe's purchase orders. HealthSafe agrees to order in approximately equal monthly quantities with an initial stock order of 7500 pounds to be placed by _______________, 1997. BioShield will make shipment as requested by HealthSafe. Title to and risk of loss of Product shall pass to HealthSafe at point of shipment.

                  BioShield shall promptly fill purchase orders upon deposit of Fifty (50%) of the purchase price with BioShield, the balance to be payable within thirty days of receipt of goods. BioShield will drop ship the order to HealthSafe's or HealthSafe's customers. All handling and shipping charges shall be billed to HealthSafe and be payable in fifteen (15) days.

         7.       Price.

         HealthSafe agrees to pay for all Product shipped by BioShield hereunder the prices shown in Attachment II, "Product Supplement." The parties agree to negotiate a quantity price reduction when purchases exceed 30,000 pounds annually. BioShield shall have the right to raise prices in an amount equal to a direct increase of BioShield's Cost of Goods Sold, on the first day of any month upon written notice, mailed no less than fifteen (15) days prior to the effective date. All sales terms are FOB (as defined in INCOTERMS 1990, ICC Publication No. 460) BioShield's manufacturing facility unless otherwise noted. For shipments outside of the United States, title to Product will pass to HealthSafe immediately upon entering the foreign country of destination.

         8.       End use.

         Determination of the suitability of BioShield Products purchased under this Agreement for the uses contemplated by HealthSafe for the Products is the sole responsibility of HealthSafe and BioShield will have no responsibility in that connection. HealthSafe acknowledges that it has tested BioShield Products to its full satisfaction and has independently determined their suitability for the uses intended by HealthSafe.

         9.       Term.

         The Agreement shall continue in effect for a period of three (3) years from the date hereof and thereafter for successive three (3) year terms, unless terminated for cause as set out herein, up to a maximum of twenty years.

10.      Termination by HealthSafe.

         If HealthSafe at any time determines that BioShield has failed to perform any of its obligations hereunder, HealthSafe may notify BioShield in writing, specifying the nature of such failure and the section of this Agreement imposing the obligations, whereupon BioShield shall have sixty (60) days within which to remedy the failure. If BioShield fails to remedy the failure, HealthSafe may give further notice to BioShield terminating this Agreement effective as of the date indicated in such further notice.

         11.      Termination By BioShield.
BioShield may terminate this Agreement upon the occurrence of one or more of the following events, by giving written notice to HealthSafe that the Agreement is terminated as of the date of such notice.

         a. In the event HealthSafe shall but for an event constituting force majeure, fail to purchase the annual quantities set out in Attachment II.

         b. HealthSafe shall fail materially to perform any of its obligations under this Agreement, and such material failure is not corrected within sixty (60) days after HealthSafe's receipt of written notice specifying (1) the nature of such material failure, (2) the particular numbered Section of this Agreement setting forth the obligation, and (3) the specific act or acts BioShield contends would, if undertaken by HealthSafe, correct such failure.

12.      Termination By Either Party.

         This Agreement shall terminate at the option of and upon written notice by either party (who shall not be the party with respect to whom the event has occurred) effective as of the date of the occurrence of any of the following events:

         a. The insolvency of either party; the voluntary filing by or, if not dismissed within sixty (60) days, the filing against either party of a petition in bankruptcy or a petition for reorganization; any assignment by either party for the benefit of creditors; the appointment of a receiver or a trustee for either party; or the placement of either party's assets in the hands of a trustee or receiver; or

         b. The permanent discontinuance of all of either party's business for any reason.

13.      Events Following Termination.

         The following shall occur upon the expiration or termination by either party of this Agreement:

         a. All rights, licenses and privileges granted to HealthSafe under this Agreement shall immediately cease and terminate, except as specifically preserved, extended or imposed by a provision of this Agreement.

         b. The exclusive right and license to market the product under this Agreement shall terminate, provided, however, that HealthSafe shall continue to have the right to purchase the Product on a non-exclusive basis for the same price and terms of other like customers.

         c. Any indebtedness of either party to the other not already due shall become immediately due and payable as of the effective date of termination of this Agreement for any reason. In no event shall either party be liable for any debts of the other party to its customers or its other creditors, except as otherwise provided in this Agreement.

14.      Non-Disclosure and Non-Competition.

         HealthSafe is, or will be, in the business of selling and distributing the product under the terms of this Agreement. BioShield is in a position of trust and confidence and has been entrusted with considerable knowledge, information, contacts, procedures, trade secrets, and techniques of a private, valuable and confidential nature by HealthSafe, all of which are acknowledged by both parties to be of such material and valuable nature that any breach of any single term of this agreement to anyone not an employee or subcontractor of HealthSafe shall be deemed a material breach hereof.

         BioShield   agrees  that  for  the  duration  of  this  Agreement  with
HealthSafe and for three (3) years from the date of termination of this Agreement, BioShield shall not disclose or divulge to anyone any such information or matters affecting or relating to the business of HealthSafe which may adversely affect its conduct, operation and goodwill, including, but not limited to customer names, addresses and their particular needs and requirements, and any information relative to business plans and procedures, prices charged for products or services, and commissions or salary structure. This Agreement shall not prevent BioShield from disclosing such matters which further and benefit the business of HealthSafe, but which in no way functions to benefit actual or potential competition of HealthSafe.

         During the period of this Agreement, BioShield agrees that it shall not, directly or indirectly

         a) sell or distribute the Product to any entity which markets, distributes, and/or solicits orders for any of the same products or services as HealthSafe sells from any of
                  HealthSafe's former, current, or prospective customers, provided, however, that BioShield is not prohibited from soliciting customers for the sale of goods or services other than the Product for the Restricted End Use, or;

         b) induce or influence, or seek to influence any other person employed by HealthSafe to terminate his employment or to otherwise participate in a business activity which is competitive to HealthSafe's business.

         HealthSafe agrees that for the duration of this Agreement with BioShield and for three (3) years from the date of termination of this Agreement, HealthSafe shall not disclose or divulge to anyone any such information or matters affecting or relating to the business of the BioShield which may adversely affect its conduct, operation and goodwill, including, but not limited to customer names, addresses and their particular needs and requirements, and any information relative to business plans and procedures, prices charged for products or services, and commissions or salary structure. This Agreement shall not prevent HealthSafe from disclosing such matters which further and benefit the business of the BioShield, but which in no way functions to benefit actual or potential competition of the BioShield.

         During the period of this Agreement, HealthSafe acrees that it shall not, directly or indirectly

         a. sell or distribute any antimicrobial product or service itself, or to any entity which markets, distributes, and/or solicits orders for any antimircrobial products or services as BioShield sells from any of BioShield's former, current, or prospective customers, provided, however, that BioShield continues to use its best efforts to research and develop antimicrobial products associated with the control of microbes, or;

         b. induce or influence, or seek to influence any other person employed by the BioShield to terminate his employment or to otherwise participate in a business activity which is competitive to the BioShield's business.

         The same products and services that HealthSafe sells shall be defined as the Product for the Restricted End Use. These provisions do not prohibit the sale of the Product pursuant to the terms of this Agreement.

         In the event this Agreement is terminated, for any reason, BioShield agrees to deliver up all models, samples, vendor promotional or pricing information, equipment, documents, and customer lists, or any other thing, document, or information obtained on behalf of HealthSafe's business, which may be in BioShield's actual or constructive possession and control.

         In the event this Agreement is terminated, for any reason, HealthSafe agrees to deliver up all models, samples, vendor promotional or pricing information, equipment, documents, and customer lists, or any other thing, document, or information obtained on behalf of BioShield's business, which may be in HealthSafe's actual or constructive possession and control.

15.      General.

         The General Terms and Conditions set forth in Attachment I attached are incorporated herein by reference.

16.      Tradename.

         BioShield grants HealthSafe the right to distribute the products under HealthSafe's tradename "GermArrest Microbe Defensive System" or any other tradenames established by HealthSafe which are approved by BioShield for the sale of the product and further agrees that such tradenames shall be exclusively owned and used by HealthSafe.

                                  ATTACHMENT I

              General Terms and Conditions of HealthSafe Agreement

         A. Nothing in this Agreement shall be construed as conferring a right to use in advertising, publicity, or otherwise any trademark, trade name, trade dress, or trade designation of BioShield.

         B. HealthSafe shall be for all purposes an independent contractor, and not an employee or agent of BioShield. HealthSafe may not bind on any matter. HealthSafe assumes full responsibility for, and will hold BioShield harmless against, all payments required by any authority for, to or on behalf of HealthSafe's employees or agents. HealthSafe is not authorized or empowered in any manner to accept service or other notice addressed to in any manner upon BioShield or submitting
                  BioShield to the jurisdiction of any court or government agency whatever.

C. Failure of HealthSafe to order or to take, or of BioShield to make, any one or more deliveries, if occasioned by any cause beyond the reasonable control of either of said parties of any nature, character, or kind whatsoever, shall not affect the remainder of this Agreement, nor subject the one so failing to any liability to the other because thereof and, HealthSafe may purchase else where the product required by it during the period or periods of BioShield's failure to make deliveries if occasioned by any such cause or causes. Without limiting the liability of the foregoing languages, such causes shall include: fire, storm, flood, act of God, war, explosion, sabotage, strike or other labor trouble, shortage of labor and/or raw materials, utilities, fuel and/or energy, embargo, car shortage, accident, expropriation of plant, Product and/or raw materials in whole or part by Federal or State authority, inability to secure machinery and/or other equipment for the manufacture of Product, acts of the Federal Government, any State or local Government, or any agency thereof and, any other like cause interfering with the production, transportation or consumption of Product.

D. In the event of a shortage or anticipated shortage of Product and/or delay in shipment or delivery occasioned by any of the causes before mentioned or any like causes, BioShield will endeavor to allocate equitably the available Product among its customers and HealthSafe's, to BioShield's own internal use and to the use of its affiliates. In the case of a shortage or anticipated shortage of labor, raw materials, utilities, fuel or energy. BioShield will endeavor to allocate equitably the available labor, raw materials, utilities, fuel and energy to use in the product covered by this contract to BioShield's own internal use, to the use of its affiliates and to the use in other products. The equity of any such allocations made by BioShield in the exercise of its discretion shall be conclusive and binding upon HealthSafe. BioShield shall not be obligated to make up any deficiencies hereunder due to any such cause except by written mutual agreement of the parties hereto.

E. HealthSafe agrees that it will supply to all of its customers Product information which impacts upon the medical, safety, and environmental aspects of handling, storing and using such Products. Such information includes material safety data sheets, product specification bulletins and other information appropriate to the customer's specific operations. HealthSafe further agrees to place proper BioShield, or BioShield approved, labels on drums filled by HealthSafe, on HealthSafe's storage tanks and to recommend that its customers for Products use such labels on all of their drums and storage vessels. HealthSafe will also supply additional information for safe and legal shipping as needed by his customers for Product.

         F. If shipment is made in tank cars or tank trucks furnished by BioShield, HealthSafe will unload said shipments promptly after placement by carrier and no reconsignment of BioShield's tank cars or tank trucks shall be made by HealthSafe without the written consent of BioShield. Tank cars or tank trucks held by HealthSafe in excess of BioShield's published schedule of demurrage free time will be subject to demurrage at rates in Attachment II hereto.

         G. BIOSHIELD MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING NO WARRANTY OF MERCHANTABILITY, EXCEPT THAT THE PRODUCT SOLD HEREUNDER SHALL BE FROM BIOSHIELD'S STANDARD PRODUCTION THEREOF AND MEET BIOSHIELD'S PUBLISHED SPECIFICATION; AND, HEALTHSAFE ASSUMES ALL RISK AND LIABILITY FOR RESULTS OBTAINED BY THE USE OF THE PRODUCTS COVERED BY TFHS AGREEMENT, WHETHER USED SINGLY OR IN CONJUNCTION WITH OTHER MATERIALS.

         H. NO CLAIM OR ANY KIND, WHETHER AS TO THE PRODUCT DELIVERED OR FOR NON-DELIVERY OF THE PRODUCT, OR OTHERWISE, SHALL BE GREATER IN AMOUNT THAN THE PURCHASE PRICE OF THE PRODUCT IN RESPECT OF WMCH SUCH DAMAGES ARE CLAIMED; AND, FAILURE TO GIVE NOTICE OF CLAIM WITHN THRTY (30) DAYS FROM DATE OF DELIVERY, OR THE DATE FIXED FOR DELIVERY, RESPECTIVELY, SHALL CONSTITUTE A WARVER BY HEALTHSAFE OF ALL CLAIMS WITH RESPECT THERETO. IN NO EVENT WILL BIOSHIELD BE LIABLE FOR LOSS OF PROFITS OR INCIDENTAL OR CONSEQLTENTIAL DAMAGES OF HEALTHSAFE OR HEALTHSAFE'S CUSTOMERS.

I. Any increase of the costs to manufacture, or to store, transport or handle at BioShield's or its affiliates' facilities, either the products sold hereunder or materials used in the manufacture of products sold hereunder, whether paid by BioShield or an affiliate and caused by any increase in existing, or the imposition of any new taxes, excises, duties, environmental, superfund (excise), or other governmental charges of any kind (imposed by any national, state or municipal Government or any agency or political subdivision thereof shall be added to the sales price and paid by HealthSafe. Further, any taxes, excises, duties, environmental, superfund (excise), or other governmental charges of any kind imposed upon the sale or purchase, transportation loading or off-loading, storage, importation or use of products sold hereunder, or any services rendered in connection thereof, shall be paid by HealthSafe. Each party shall, however, be responsible for income, franchise, gross receipts, occupational, ad valorem property, AMT superfund, and other similar levies imposed on its income or fixed assets, as well as any interest, penalties or fines incurred in connection with a tax or other levy that is for that party's account hereunder, unless such interest, penalty or fine is the result of the fault or neglect of the other party. HealthSafe shall furnish to BioShield all exemption certificates for which it is entitled or authorized to issue with respect to any tax imposed on the manufacture, sales, purchase, transportation, handling or use of the product sold hereunder.

         J. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim arising herefrom, will not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right. Any waiver by either party will not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right. Any waiver by either party will not constitute or be construed a continuing waiver of any subsequent default.

         K. This Agreement shall not be transferred or assigned by either party without the written consent of the other party, except that the parties may transfer or assign this Agreement to a subsidiary or affiliate, or to a successor to the portion of the business covered by this Agreement.

         L. Notice to either party under any provision of this Agreement shall be deemed good and sufficient if sent by registered or certified mail to the last known post office address of such party, and shall be effective upon the date of such mailing, otherwise on receipt.

         M. This Agreement shall be construed in accordance with the laws of the State of Georgia.

N. This Agreement constitutes the entire contract between the parties concerning sale or purchasing of Product. Any previous agreements or representations including those covering credit terms, freight allowances and waivers of any other standard charges, are hereby declared void. Any modification of or addition to this Agreement must be expressly agreed to by the parties in writing, and may not be effected by purchase order, sales confirmation, acknowledgment or similar forms; provided, however, that BioShield may from time to time modify Attachments I, II and/or III, which Attachments are incorporated into this Agreement by reference, and the modified terms and conditions of said Attachments will apply to this Agreement, from and after the date set forth in the notice of modification.

         O. This Agreement maybe terminated at anytime if BioShield is effectively prevented from utilizing or selling its products including the Product any action of federal, state or local law, statute, ordinance or regulation, including restriction or withdrawal of registration of BioShield products by any government agency, EPA in particular. Such action shall not give rise to any claims against BioShield for damages whatsoever.

                                  ATTACHMENT II

                               PRODUCT SUPPLEMENT

Annual Quantities and Prices.
         Price:            $44.00 per pound
         1st year:         30,000 pounds
         2nd year:         60,000 pounds
         3rd year:         90,000 pounds

2.       Product.

         BioShield AM36.01 and any formula that has not been diluted to a 1% solution or greater for the Restricted End Use set out in Paragraph 3 below. The Product shall also include any antimicrobial concentrate that is produced by BioShield now or in the future, that may be applicable to the Restricted End Use, including any improvements to the current product, regardless of the formula or patents for such new or improved product.

3.       Restricted End Use of BioShield Products.
         Commercial/Residential Building Restoration Industry.

         Product use: Applied before or after building disasters (floods, fire, water damage, etc.) on exterior and interior surfaces (walls, ceilings, carpets, furnishings, ducts, HVAC's for the prevention and control of microbial contaminant (bacteria, fungi, molds, mildew, algae, etc.). Exclusive rights to cover applications for large volume coverage utilizing the concentrate product.

         Medical Markets

         Product use: Applied to large interior surface areas of the prevention and control of health related illnesses (breathing disorders, dizziness, congestion, headaches, eyewatering, etc.), caused from exposure to microbial germs. Marketing will be focused toward individuals (20% of the World Population) that suffer from exposure to these contaminants. Sales for the product will be recommended by physicians and sold by companies operating in the indoor environmental arena. Target markets will include residential homes, hospitals, schools, government buildings, etc.

         Application:      Same as above.



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4.       Packing/Labeling.

         Packaging Sample by:                  Bottle specs: 8oz. - white round
                                               Item #04230CKS
         Inmark, Inc.                           HDPE - (24-410) - 405/cs.
         220 Fisk Drive
         P.O. Box 43309                              Cap:  Black - Lined
         (404) 349-4432                              No specs. yet

         Label: 3 options
         Black Lettering/White Label
         Black Lettering/Clear Label
         White Lettering/Black Label


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                                 ATTACHMENT III

                          BioShield's Limited Warranty


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         IN WITNESS WHEREOF,  we have hereunto set our hands and seals this 27th day of February, 1997.

WITNESS:                                      BIOSHIELD TECHNOLOGIES, INC., a
                                                  Georgia Corporation
 \s\  Judy M. Jones                     By:       \s\        Timothy       C.
                                                            Moses

  \s\  Judy M. Jones                   Attest:         \s\         Jacques
                                                                 Elfersy


           HEALTHSAFE ENVIRONMENTAL PRODUCTS, INC. a South Carolina Corporation

\s\  Robert W. Howard           By:       \s\Roger  D. Smith
                                          Roger, D. Smith, CEO

\s\  Robert W. Howard           By:   \s\          Roger          D. Smith
                                      Roger D. Smith, Assistant Secretary